Exhibit 23.2

KPMG LLP Suite 1050 833 East Michigan Street Milwaukee, WI 53202-5337

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 28, 2024, with respect to the consolidated financial statements of Duluth Holdings, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Milwaukee, Wisconsin May 23, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.